LightPath Technologies Announces Preliminary Fourth Quarter Results

Strong Bookings Results in 9% Backlog Increase to $3.9M; Fourth Quarter Conference Call Scheduled for September 8th at 4:00 PM EDT

ORLANDO, FL -- (Marketwire - August 16, 2011) - LightPath Technologies, Inc. (NASDAQ: LPTH) (the "Company," "LightPath" or "we"), a global manufacturer, distributor and integrator of patented optical components and assemblies, announced today its preliminary financial results for the fourth quarter ended June 30, 2011.

The Company reported preliminary revenue of $2.78 million for the fourth quarter of fiscal 2011, a decrease of 1%, as compared to $2.81 million for the same period last year and an increase of 14% as compared to the third quarter of fiscal 2011. Full year revenue for fiscal 2011 grew 8% to $10 million as compared to $9.2 million for fiscal year 2010.

Cash on hand as of June 30, 2011 was $0.93 million as compared to $1.46 million on June 30, 2010 and $0.95 million on March 31, 2011. Backlog scheduled to ship within the next 12 months was $3.9 million as of June 30, 2011, an increase of $1 million as compared to backlog on June 30, 2010 and a $240,000 increase as compared to March 31, 2011.

Jim Gaynor, President and CEO of LightPath, stated, "LightPath continues to make steady progress, growing our business even though the economy remains weak and the markets uncertain. Our production continues to ramp up output producing a record of over 549,000 lenses during the fourth quarter and our unit volume for the full year was up 47%. We continue to increase share in the industrial tool and instrumentation markets. Our catalog and distribution channels also saw good growth. The disclosure backlog continues to grow, increasing 9% quarter over quarter and up $1 million from June of last year. This growth is in part due to larger orders being booked for delivery over a longer time horizon giving us better visibility going forward. We also had strong bookings in the fourth quarter with orders of over $3.3 million."

Gaynor continued, "Our revenue growth has been moderate even with this excellent unit volume growth due to competitive pricing pressure, product mix changes and the global macro economic uncertainties. We will remain vigilant to these competitive and economic pressures and continue to closely manage our costs and focus on cost reduction and productivity improvements. As we look forward and enter into our seasonally weakest time of year we believe we have positioned the company for continued growth in our chosen markets and are excited by the opportunities available to us."

LightPath will host a conference call to discuss the Company's financial and operational results for the fourth quarter and year ended June 30, 2011. Details of the call are as follows:

Date: Thursday, September 8, 2011
Time: 4:00 p.m. (EDT)
Dial-in Number: 1-877-407-8033
International Dial-in Number: 1-201-689-8033
Webcast available at Precision IR: www.precisionir.com

Participants are recommended to dial-in approximately 5 to 10 minutes prior to the start of the call. A replay of the call will be available approximately three hours after completion through, 2011. To listen to the replay, dial 1-877-660-6853 (within the U.S.) and 1-201-612-7415 (international calls), and enter account # 286 and conference ID # 377329.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, the Company does not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies.

Contact:
Dorothy Cipolla
CFO
LightPath Technologies, Inc.
Tel: 407-382-4003 x305
Email: dcipolla@lightpath.com
Web: www.lightpath.com